Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces Third Quarter 2020 Earnings

Cash Outflow In-Line with Expectations

Transformation Plan Underway

ARLINGTON, Texas —October 28, 2020 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today reported a decline in revenue and earnings, as anticipated, for the third quarter and first nine months of 2020 as compared to the same periods in 2019. Nine of the company’s 26 parks were closed in the third quarter due to the COVID-19 pandemic, and parks that were open during the period were subject to attendance limitations. The company continues to maintain a cautious and safety-first approach to operating its parks to ensure compliance with social distancing and other safety measures, in accordance with local conditions and government guidelines.

While operating conditions continue to be challenging, attendance trends improved from a range of 20% to 25% of prior year levels upon the initial reopening of certain parks in the second quarter to approximately 35% in the third quarter, for the parks that were open.1 The company opened its waterpark in Oaxtepec, Mexico on September 12 and its theme park in Mexico City on October 23, and announced plans to open Six Flags Great America, in Illinois, for a holiday walk-through experience during late November through December.

In addition, the company made progress on implementing its transformation plan to improve the guest experience and to reinvigorate long-term profit growth. The company believes this plan will help it to emerge stronger and more profitable once the pandemic subsides.

“I would like to thank our team members who have risen to the challenges presented by COVID-19 and improved business performance each month as we safely opened more parks, increased capacity of the parks that were open, and aggressively controlled costs,” said Mike Spanos, President and CEO. “Additionally, I would like to thank our large base of loyal season pass holders and members who stayed with us during this difficult period and continue to come out to our parks in growing numbers.”

“The early results of our operational transformation appear extremely promising, and I believe that we will emerge from the pandemic as a stronger and more profitable organization,” continued Spanos. “We made substantial progress towards our goal of modernizing the guest experience as we become a more agile, consumer-centric, productive, and technology-savvy organization. We expect the transformation to enable significant profit growth once our plan is fully executed in a post-pandemic environment.”

Third Quarter 2020 Highlights

●	Attendance was 2.6 million guests, a decline of 11.4 million guests from the third quarter of 2019. This represented 19% of prior year total attendance, and approximately 35% of attendance at the parks that were open, relative to the comparable prior year period.
●	Total Revenue was $126 million, a decline of $495 million from the third quarter of 2019.
●	Net loss was $116 million, a decline of $296 million from the third quarter of 2019.
●	Adjusted EBITDA[2] was a loss of $54 million, a decline of $361 million from the third quarter of 2019.
●	Net cash outflow for the quarter was $82 million, an average of $27 million per month.

First Nine Months 2020 Highlights

●	Attendance was 4.6 million guests, a decline of 22.1 million guests from the first nine months of 2019. This represented 17% of prior year total attendance.
●	Total Revenue was $248 million, a decline of $979 million from the first nine months of 2019.
●	Net loss was $338 million, a decline of $528 million from the first nine months of 2019.
●	Adjusted EBITDA was a loss of $192 million, a decline of $647 million from the first nine months of 2019.
●	Net cash outflow for the first nine months was $275 million on a pro forma basis, excluding the net impact of financing raised, dividends paid, and pre-payment of debt, an average of $31 million per month.

Third Quarter 2020 Results

(In millions, except per share and per capita amounts)	Three Months Ended		Percentage
	September 30, 2020	September 30, 2019	Change (%)
Total revenues	$126	$621	(80)%
Net (loss) income attributable to Six Flags Entertainment Corporation	(116)	180	N/M
(Loss) earnings per share, diluted	(1.37)	2.11	N/M
Adjusted EBITDA	(54)	307	N/M
Attendance	2.6	14.0	(81)%
Total guest spending per capita	46.82	42.44	10%
Admissions per capita	27.92	25.17	11%
In-park spending per capita	18.90	17.27	9%

In the third quarter of 2020, the company generated $126 million of revenue with attendance of 2.6 million guests, net loss of $116 million, and an Adjusted EBITDA loss of $54 million. Net loss includes non-recurring charges of $2 million in employee termination costs, $12 million in consulting costs, and a $9 million non-cash write-off of ride assets. These non-recurring charges were all related to the company’s transformation plan. The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $23 million of non-recurring costs related to the transformation plan.

The decrease in attendance was due to the temporary pandemic-related suspension of operations at nine of the company’s 26 parks during the quarter and limited attendance at the parks that were open. The decrease in revenue was primarily the result of the decrease in attendance, offset by improved guest spending per capita. The decrease in revenue was also attributable to a $22 million reduction in sponsorship, international agreements, and accommodations revenue primarily related to the previously announced terminations of the company’s contracts in China, which generated revenue in 2019; the suspension of most sponsorship revenue while certain parks were not operating; and the pandemic-related suspension of the majority of the company’s accommodations operations. The company partially offset the decrease in revenue by implementing cost savings measures during the quarter.

The improvement in admissions spending per capita for the third quarter of 2020 was primarily due to recurring monthly membership revenue from members who retained their memberships following the initial 12-month commitment period. An increase in the mix of single-day guests also contributed to the improvement.

In-park spending per capita in the third quarter of 2020 increased due to a higher mix of single-day guests, who tend to spend more on a per visit basis. In addition, recurring monthly all-season membership product revenue, such as the all season dining pass, from members who retained their memberships on a monthly basis following the initial 12-month commitment period contributed to the increase.

First Nine Months 2020 Results

(In millions, except per share and per capita amounts)	Nine Months Ended		Percentage
	September 30, 2020	September 30, 2019	Change (%)
Total revenues	$248	$1,227	(80)%
Net (loss) income attributable to Six Flags Entertainment Corporation	(338)	190	N/M
(Loss) earnings per share, diluted	(3.98)	2.24	N/M
Adjusted EBITDA	(192)	455	N/M
Attendance	4.6	26.7	(83)%
Total guest spending per capita	49.13	42.86	15%
Admissions per capita	31.05	25.15	23%
In-park spending per capita	18.08	17.71	2%

For the first nine months of 2020, the company generated revenue of $248 million with attendance of 4.6 million guests, net loss of $338 million, and an Adjusted EBITDA loss of $192 million. Net loss includes non-recurring charges of $2 million in employee termination costs, $18 million in consulting costs, and a $9 million non-cash write-off of ride assets. These non-recurring charges were all related to the company’s transformation plan. The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $29 million of non-recurring costs related to the transformation plan.

The decrease in attendance was due to the temporary pandemic-related suspension of park operations beginning on March 13, 2020, and limited attendance at the re-opened parks. The company resumed operations at many of its parks on a staggered basis near the end of the second quarter of 2020 using a cautious and phased approach, which included limiting attendance to encourage social distancing, in accordance with local conditions and government guidelines. The decrease in revenue was primarily the result of the decrease in attendance, offset by improved guest spending per capita. The decrease in revenue was also attributable to a $62 million decrease in sponsorship, international agreements, and accommodations revenue primarily related to the previously announced terminations of the company’s contracts in China and Dubai, which generated revenue in 2019; the suspension of most sponsorship revenue while certain parks were not operating; and the pandemic-related suspension of the majority of the company’s accommodations operations.

The improvement in admissions spending per capita for the first nine months of 2020 was primarily due to recurring monthly membership revenue from members who retained their memberships following the initial 12-month commitment period. An increase in the mix of single-day guests also contributed to the improvement.

In-park spending per capita in the first nine months of 2020 increased due to recurring monthly all season membership product revenue, such as the all season dining pass, from members who retained their memberships on a monthly basis following the initial 12-month commitment period and the increase in single-day attendance mix. These increases were partially offset by limited catered outing revenue driven by the COVID-19 pandemic and attendance at the company’s drive-through Safari, which offers limited in-park spending opportunities.

Active Pass Base

The company extended the use privileges for all 2020 season passes through the end of 2021, and offered members the option to pause payments on their current membership through spring 2021. The company is also offering higher-tiered benefits to members that elect to maintain their current payment schedule. As anticipated, the company sold significantly fewer season passes and memberships while many of its parks remained closed, compared to the same period in 2019. As a result, the Active Pass Base, which includes all members and season pass holders, decreased 49% as of the end of the third quarter of 2020 compared to the third quarter of 2019. The Active Pass Base included 1.9 million members, compared to 2.6 million members at the end of 2019 and 2.1 million members at the end of the second quarter of 2020. It also included 1.9 million traditional season pass holders compared to 4.5 million season pass holders at the end of the third quarter of 2019.

Deferred revenue was $199 million as of September 30, 2020, an increase of $1 million, or less than 1%, from September 30, 2019. The increase in deferred revenue was primarily due to the deferral of revenue from members and season pass holders whose benefits were extended into 2021, almost entirely offset by lower season pass and membership sales.

Balance Sheet and Liquidity

As of September 30, 2020, the company had cash on hand of $214 million and $459 million available under its revolving credit facility, net of $22 million of letters of credit, or total liquidity of $673 million. This compares to $756 million of liquidity as of June 30, 2020. The company’s average monthly net cash outflow was approximately $27 million per month, which was within the company’s prior guidance range.

Based on the parks that are currently open, the company estimates that its net cash outflow through the end of 2020 will be, on average, $25-$30 million per month.3 The company has no debt maturities until 2024.

In the first nine months of 2020, the company invested $90 million in new capital projects, net of property insurance recoveries, paid $22 million in dividends, and prepaid $51 million of its 4.875% notes due 2024. Net debt as of September 30, 2020, calculated as total reported debt of $2,621 million less cash and cash equivalents of $214 million, was $2,407 million.

On August 26, 2020, the company further amended its credit facility to, among other benefits, suspend testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2021. The company’s lenders also approved modified testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2022. Through the duration of the amendment period ending December 31, 2022, the company agreed to suspend paying dividends and repurchasing its common stock, and to maintain minimum liquidity of $150 million.

In response to curtailed operations, and to preserve the company’s liquidity position, the company continues to take actions to reduce operating expenses and defer or eliminate certain discretionary capital projects planned for 2020 and 2021. The company is able to take additional measures or further modify park operations and park schedules based on changing conditions. At this time, the company believes it has sufficient liquidity to meet its cash obligations through the end of 2021 even if the open parks are forced to close.

Transformation Plan

The company commenced a major transformation plan in March 2020 to reinvigorate long-term profit growth, including revenue initiatives and productivity initiatives. The organization will focus on modernizing the guest experience through technology, and providing more value for its guests’ time and money.

Executing the transformation plan will require one-time charges of approximately $69 million, of which $60 million will be cash and $9 million will be non-cash write-off of ride assets. Approximately $29 million has already been recorded through the end of the third quarter. The company anticipates that it will incur approximately $5 million in charges in the fourth quarter of 2020, with the remaining charges expected to be incurred by the end of 2021. Approximately two-thirds of the investments in 2021 will be on the company’s technology platform to enable the realization of the expected transformation value.

Transformation Costs Breakout by Quarter

(Amounts in thousands)	Three Months Ended		Nine Months Ended
	June 30, 2020	September 30, 2020	September 30, 2020
Amounts included in "Other expense (income), net"
Consultant costs	$6,155	$12,145	$18,300
Employee termination costs	-	1,555	1,555
Amounts included in "Loss on disposal of assets"
Ride / asset write-offs	-	9,351	9,351
Total transformation costs	$6,155	$23,051	$29,206

The company expects the transformation plan to generate an incremental $80 to $110 million in annual run-rate EBITDA. Relative to the mid-point of the company’s pre-pandemic guidance range of $450 million, this implies a new earnings baseline of $530 to $560 million4 once the plan is fully executed and the company is operating in a normal business environment.

The company expects to realize approximately half of the transformation benefits through a reduction in fixed costs that is independent of attendance levels. The company expects to realize the other half of the benefits through incremental revenue opportunities and lower variable costs.

Conference Call

At 7:00 a.m. Central Time today, October 28, 2020, the company will host a conference call to discuss its third quarter 2020 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through November 6, 2020, by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 9944798.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with 26 parks across the United States, Mexico and Canada. For 59 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) our ability to continue to safely and profitably operate our parks, or reopen our parks that are temporarily closed, in accordance with CDC and local health guidelines, (ii) estimates of our net cash outflow during the time our operations are limited or fully suspended and for the balance of the year, (iii) the adequacy of our preparations for or the sufficiency of our liquidity, (iv) expectations regarding future actions and initiatives to increase profitability and resilience, including expectations regarding the anticipated focus, timing, costs, benefits and results of our transformation plan, as well as our incremental EBITDA and anticipated earnings baseline resulting from the plan, and (v) our ability to significantly improve our financial performance and the guest experience. Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including the novel coronavirus (COVID-19), or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19, including with respect to business operations, safety protocols and public gatherings; recall of food, toys and other retail products sold at our parks; accidents or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	Comparisons of open parks to prior year exclude attendance from Six Flags Discovery Kingdom and Six Flags Great America, as these parks had modified operations with minimal attendance in 2020.
(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(3)	Projected net monthly cash outflow reflects the company’s current estimate of reduced revenues, ongoing park and operating costs, capital expenditures, contractual obligations of the company’s parks that are less than wholly-owned (Six Flags Over Texas, Six Flags Over Georgia and Six Flags White Water Atlanta), federal and state income tax obligations, debt amortization and interest, including the most recent financing transactions, and the costs associated with the company’s transformation initiative, assuming limited operations at the parks currently open. The company’s ability to predict the impact of the COVID-19 global pandemic on its brands and future prospects is limited. In addition, the magnitude, duration and speed of the pandemic is uncertain. As a consequence, the company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty.
(4)	Information reconciling forward-looking Adjusted EBITDA to net income (loss) is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of Adjusted EBITDA to net income (loss) because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as depreciation, amortization and the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its Adjusted EBITDA outlook that it believes will be achieved; however it cannot accurately predict all the components of the Adjusted EBITDA calculation.

Statement of Operations Data (1)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Park admissions	$72,920	$352,664	$143,688	$671,252	$288,218	$823,547
Park food, merchandise and other	49,342	242,059	83,671	472,692	185,419	574,966
Sponsorship, international agreements and accommodations	4,065	26,457	20,614	82,639	35,336	97,573
Total revenues	126,327	621,180	247,973	1,226,583	508,973	1,496,086
Operating expenses (excluding depreciation and amortization shown separately below)	113,833	189,820	282,378	482,690	407,479	602,246
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	33,661	51,241	96,371	143,630	138,661	177,747
Costs of products sold	12,980	53,508	22,954	107,296	45,962	129,035
Other net periodic pension benefit	(995)	(1,038)	(2,985)	(3,148)	(4,023)	(4,473)
Depreciation	28,780	30,084	87,875	87,228	116,472	116,139
Amortization	5	601	1,008	1,805	1,608	2,417
Stock-based compensation	7,907	3,903	18,207	11,347	20,134	(66,109)
Loss (gain) on disposal of assets	10,065	2,659	10,458	3,105	9,515	2,433
Interest expense, net	38,392	28,336	116,596	86,256	143,642	113,149
Loss on debt extinguishment	—	—	6,106	6,231	6,359	6,231
Other expense (income), net	13,470	231	19,282	(1,474)	23,298	(125)
(Loss) income before income taxes	(131,771)	261,835	(410,277)	301,617	(400,134)	417,396
Income tax (benefit) expense	(36,243)	61,626	(113,953)	70,644	(92,655)	107,001
Net (loss) income	(95,528)	200,209	(296,324)	230,973	(307,479)	310,395
Less: Net income attributable to noncontrolling interests	(20,644)	(20,376)	(41,288)	(40,753)	(41,288)	(40,753)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(116,172)	$179,833	$(337,612)	$190,220	$(348,767)	$269,642

Weighted-average common shares outstanding:
Basic:	84,829	84,413	84,730	84,276	84,687	84,242
Diluted:	84,829	85,045	84,730	84,938	84,687	84,959

Net (loss) income per average common share outstanding:
Basic:	$(1.37)	$2.13	$(3.98)	$2.26	$(4.12)	$3.20
Diluted:	$(1.37)	$2.11	$(3.98)	$2.24	$(4.12)	$3.17

Balance Sheet Data

	As of
(Amounts in thousands)	September 30, 2020	December 31, 2019	September 30, 2019
Cash and cash equivalents	$213,907	$174,179	$211,797
Total assets	2,864,972	2,882,540	3,020,703

Deferred revenue	198,563	144,040	197,674
Current portion of long-term debt	—	8,000	8,000
Long-term debt	2,620,920	2,266,884	2,268,704

Redeemable noncontrolling interests	544,020	529,258	545,386

Total stockholders' deficit	(1,076,705)	(716,118)	(635,187)

Shares outstanding	84,951	84,634	84,517

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA for the three, nine and twelve months ended September 30, 2020 and September 30, 2019:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net (loss) income	$(95,528)	$200,209	$(296,324)	$230,973	$(307,479)	$310,395
Income tax (benefit) expense	(36,243)	61,626	(113,953)	70,644	(92,655)	107,001
Other expense (income), net (2)	13,470	231	19,282	(1,474)	23,298	(125)
Loss on debt extinguishment	—	—	6,106	6,231	6,359	6,231
Interest expense, net	38,392	28,336	116,596	86,256	143,642	113,149
Loss (gain) on disposal of assets	10,065	2,659	10,458	3,105	9,515	2,433
Amortization	5	601	1,008	1,805	1,608	2,417
Depreciation	28,780	30,084	87,875	87,228	116,472	116,139
Stock-based compensation	7,907	3,903	18,207	11,347	20,134	(66,109)
Impact of Fresh Start valuation adjustments (3)	—	—	—	—	—	6
Modified EBITDA (4)	(33,152)	327,649	(150,745)	496,115	(79,106)	591,537
Third party interest in EBITDA of certain operations (5)	(20,644)	(20,376)	(41,288)	(40,753)	(41,288)	(40,753)
Adjusted EBITDA (4)	$(53,796)	$307,273	$(192,033)	$455,362	$(120,394)	$550,784

Weighted-average common shares outstanding	84,829	84,413	84,730	84,276	84,687	84,242

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to Adjusted Free Cash Flow for the three, nine and twelve months ended September 30, 2020 and September 30, 2019:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net cash (used in) provided by operating activities	$(43,261)	$214,668	$(153,964)	$340,865	$(84,256)	$411,986
Changes in working capital	(38,955)	74,481	(127,396)	54,412	(153,069)	50,182
Interest expense, net	38,392	28,336	116,596	86,256	143,642	113,149
Income tax (benefit) expense	(36,243)	61,626	(113,953)	70,644	(92,655)	107,001
Amortization of debt issuance costs	(2,091)	(831)	(4,558)	(2,703)	(5,418)	(3,710)
Other expense (income), net (2)	14,254	(1,034)	19,432	(1,418)	27,307	4,440
Interest accretion on notes payable	(276)	(324)	(881)	(988)	(1,203)	(1,325)
Changes in deferred income taxes	35,028	(49,273)	113,979	(50,953)	86,546	(90,192)
Impact of Fresh Start valuation adjustments (3)	—	—	—	—	—	6
Third party interest in EBITDA of certain operations (5)	(20,644)	(20,376)	(41,288)	(40,753)	(41,288)	(40,753)
Capital expenditures, net of property insurance recovery	(17,337)	(26,900)	(90,446)	(122,025)	(108,597)	(142,907)
Cash paid for interest, net	(26,772)	(32,711)	(78,704)	(92,444)	(99,257)	(108,564)
Cash taxes (6)	(2,270)	(7,546)	(4,596)	(24,953)	(7,852)	(30,303)
Adjusted Free Cash Flow (7)	$(100,175)	$240,116	$(365,779)	$215,940	$(336,100)	$269,010

Weighted-average common shares outstanding - basic:	84,829	84,413	84,730	84,276	84,687	84,242

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)	Amounts recorded as “Other expense (income), net” include amounts related to our transformation initiative, including consulting costs of $12.1 million and $18.3 million and employee termination costs of $1.6 million for the three and nine months ended September 30, 2020, respectively. These amounts are excluded from Modified EBITDA as they are non-routine, non-recurring and unrelated to our ongoing operations and costs necessary to operate our business.
(3)	Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the statement of operations each quarter through 2018.
(4)	“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated (loss) income from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(5)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(6)	Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards and reduced operations due to the COVID-19 pandemic, we anticipate paying minimal federal income taxes in 2020 and do not anticipate becoming a full cash taxpayer until 2024. During the years 2021 through 2024, we have significant federal operating loss carryforwards which will offset the majority of our taxable income.
(7)	Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.